Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for an additional 771,269 common shares for issuance pursuant to the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedule of Public Storage, and the effectiveness of internal control over financial reporting of Public Storage included in its Annual Report (Form 10-K), for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

May 1, 2014

Los Angeles, California